UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Empire District Electric Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

THE EMPIRE DISTRICT ELECTRIC COMPANY
602 Joplin Street
Joplin, Missouri 64801

March 16, 2007

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held at 10:30 a.m., CDT, on Thursday, April 26, 2007, at the Holiday Inn, 3615 South Range Line, Joplin, Missouri.

At the meeting, stockholders will be asked to elect three persons to our Board of Directors for three-year terms and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Your participation in this meeting, either in person or by proxy, is important. Even if you plan to attend the meeting, please promptly vote the enclosed proxy through the Internet, by telephone or by mail.

At the meeting, if you desire to vote in person, you may withdraw the proxy.

Sincerely,
William L. Gipson
President and Chief Executive Officer

THE EMPIRE DISTRICT ELECTRIC COMPANY
602 Joplin Street
Joplin, Missouri 64801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock:

Notice is hereby given that the Annual Meeting of Stockholders of The Empire District Electric Company will be held on Thursday, the 26th of April, 2007, at 10:30 a.m., CDT, at the Holiday Inn, 3615 South Range Line, Joplin, Missouri, for the following purposes:

1.                To elect three Directors for terms of three years.

2.                To ratify the appointment of PricewaterhouseCoopers LLP as Empire’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.                To transact such other business as may properly come before the meeting or at any adjournment or adjournments thereof.

Any of the foregoing may be considered or acted upon at the first session of the meeting or at any adjournment or adjournments thereof.

Holders of Common Stock of record on the books of Empire at the close of business on March 1, 2007 will be entitled to vote on all matters which may come before the meeting or any adjournment or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be open at our office located at 602 Joplin Street, Joplin, Missouri, to examination by any stockholder for any purpose germane to the meeting, for a period of ten days prior to the meeting, and also at the meeting.

STOCKHOLDERS ARE REQUESTED, REGARDLESS OF THE NUMBER OF SHARES OF STOCK OWNED, TO EITHER VOTE THE ENCLOSED PROXY THROUGH THE INTERNET OR BY TELEPHONE OR SIGN AND DATE THE PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. A STOCKHOLDER WHO PLANS TO ATTEND THE MEETING IN PERSON MAY WITHDRAW THE PROXY AND VOTE AT THE MEETING.

Joplin, Missouri
Dated: March 16, 2007
Janet S. Watson
Secretary-Treasurer

THE EMPIRE DISTRICT ELECTRIC COMPANY
602 Joplin Street
Joplin, Missouri 64801

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
APRIL 26, 2007

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Empire District Electric Company, a Kansas corporation, of proxies to be voted at our Annual Meeting of Stockholders to be held on Thursday, April 26, 2007, and at any and all adjournments of the meeting.

A form of proxy is enclosed for execution by stockholders. The proxy reflects the number of shares registered in a stockholder’s name. Any stockholder giving a proxy has the right to revoke it at any time before the proxy is exercised by written notice to the Secretary-Treasurer of Empire, by duly executing a proxy bearing a later date or by voting in person at the meeting.

A copy of our Annual Report for the year ended December 31, 2006 has been mailed or made available electronically to each stockholder of record on the record date for the meeting. You are urged to read the entire Annual Report.

The entire cost of the solicitation of proxies will be borne by us. Solicitation, commencing on or about March 16, 2007, will be made by use of the mails, telephone and fax and by our regular employees without additional compensation. We will request brokers or other persons holding stock in their names, or in the names of their nominees, to forward proxy material to the beneficial owners of stock or request authority for the execution of the proxies and will reimburse those brokers or other persons for their expense in so doing.

March 1, 2007 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting and at any adjournment or adjournments thereof. The stock transfer books will not be closed. As of the record date, there were 30,205,226 shares of common stock outstanding. Holders of common stock will be entitled to one vote per share on all matters presented to the meeting.

1. MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

A. ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

The Board of Directors is divided into three classes with the Directors in each class serving for a term of three years. The term of office of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. Directors are permitted to stand for election until they reach the retirement age of 70.

During 2006, the Board of Directors held three regular one-day meetings, one regular two-day meeting and one special meeting. At these meetings, the Board considered a wide variety of matters involving, among other things, our strategic planning, new generation projects, natural gas property integration, our financial condition and results of operations, financings, our capital and operating budgets, regulatory proceedings, personnel matters, succession planning, risk management, industry issues, accounting practices and disclosure, and corporate governance practices. All of the members of the Board of Directors attended more than 75% of the aggregate of the Board meetings and meetings held by all committees of the Board on which the Director served during the periods that the Director served.

Unless otherwise specified, the persons named in the accompanying proxy intend to vote the shares represented by proxies for the election of Mr. Ross C. Hartley, Dr. Julio S. Leon and Mr. Allan T. Thoms, all of whom are current members of the Board of Directors, as Class II Directors. Directors will be elected by a plurality of the votes of the stockholders present in person or represented by proxy at the meeting. Any shares not voted (whether by abstention, broker non-vote or votes withheld) are not counted as votes cast for those individuals and will be excluded from the vote.

While it is not expected that any of the nominees will be unable to qualify for or accept office, if for any reason one or more shall be unable to do so, proxies will be voted for nominees selected by the Board of Directors.

Information about Nominees

The name, age, principal occupation for the last five years, period of service as a Director of Empire and certain other directorships of each Director are set forth below.

NOMINEES FOR DIRECTOR

CLASS II DIRECTORS
Nominated Term Expiring at the 2010 Annual Meeting

Ross C. Hartley, 59, Co-Founder and Director of NIC Inc. (electronic commerce) since 1991. Director of Empire since 1988.

Julio S. Leon, 68, President of Missouri Southern State University since 1982. Director of Empire since 2001.

Allan T. Thoms, 68, Consultant with Wilk & Associates/LECG (regulatory advocacy) since 2004. Vice President-Public Policy and External Affairs for Verizon Communication Company from 2001 to 2004. Chairman of the Iowa Utilities Board (the public utility regulator in Iowa) from 1995 to 2001. Director of Empire since 2004. Director of Carlisle Communications Company, Dubuque, Iowa.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

CLASS I DIRECTORS
Term Expiring at the 2009 Annual Meeting

D. Randy Laney, 52, Partner of Investlinc Group (private investment and consumer consulting) since 2003. Founder and Partner of Bentonville Associates Ventures (consumer service consulting) from 1995 to 2003. Founder, Chairman and President of Mercari Technologies (merchandizing optimization) from 1999 to 2003. Vice President of Finance and Treasurer of Wal-Mart Stores from 1991 to 1994. Director of Empire since 2003.

Myron W. McKinney, 62, President and Chief Executive Officer of Empire from 1997 to 2002 (retired). Non-executive Chairman of the Board since 2002. Executive Vice President-Commercial Operations of Empire from 1995 to 1997. Executive Vice President of Empire from 1994 to 1995. Vice President-Customer Service of Empire from 1982 to 1994. Director of Empire since 1991.

B. Thomas Mueller, 59, Founder and President of SALOV North America Corporation (Filippo Berio olive oil importer) since 1987 and an international tax partner with KPMG Peat Marwick from 1979 to 1987. Director of Empire since 2003.

Mary M. Posner, 67, President and Principal of Posner McCleary Inc. (international advertising, marketing and financial relations firm). Founder and President of the Memorial Day Weekend Salute to Veterans Corporation. Director of Empire since 1991. Director of United Missouri Bank of Jefferson City, Jefferson City, Missouri. Director of United Missouri Bank of Columbia, Columbia, Missouri.

CLASS III DIRECTORS
Term Expiring at the 2008 Annual Meeting

Kenneth R. Allen, 49, Vice President, Treasurer and Director of Investor Relations of Texas Industries, Inc. (cement, gravel and building products firm) since 1996. Director of Empire since 2005.

William L. Gipson, 50, President and Chief Executive Officer of Empire since May 1, 2002. Executive Vice President from 2001 to 2002. Chief Operating Officer from 2001 to 2002. Vice President-Commercial Operations from 1997 to 2001. Director of Empire since 2002.

Bill D. Helton, 68, Chairman and Chief Executive Officer of New Century Energies (electric utility) until 2000 (retired). Director of Empire since 2004.

Director Independence

The Board of Directors has adopted the following categorical standards to assist it in making determinations of independence in accordance with the New York Stock Exchange (the “NYSE”) Listed Company Manual:

1.                A Director shall not fail to meet any of the independence tests set forth in Section 303A.02(b) of the NYSE Listed Company Manual or any successor provisions thereto.

2.                The Board of Directors shall affirmatively determine that, after taking into account all relevant facts and circumstances, the Director has no material relationships with Empire (either directly or as a partner, stockholder or officer of an organization that has a relationship with Empire). For purposes of this determination, the following relationships are not material (unless otherwise prohibited by clause 1 above):

a.                  If a Director (or any family member of a Director) is a current or former customer, or a current or former employee or Director of a customer (or an affiliate of a customer), of Empire.

b.                 If a Director is a former employee of an organization which provides investment banking services to Empire or which publishes research opinions with respect to any securities of Empire.

c.                  If a family member of a Director is an employee of, or otherwise affiliated with, a charitable organization to which Empire contributes less than $25,000 in any fiscal year.

d.                 If a Director (or any family member of a Director) receives benefits payments under Empire’s Retirement Plan or Empire’s Supplemental Executive Retirement Plan.

e.                  If a Director is an executive officer of an organization which is affiliated with an organization where an executive officer of Empire serves on the board.

The Board of Directors has determined that each of the following meet the independence standards adopted above: Kenneth R. Allen, Ross C. Hartley, Bill D. Helton, D. Randy Laney, Julio S. Leon, Myron W. McKinney, B. Thomas Mueller, Mary M. Posner and Allan T. Thoms. The Board of Directors has determined that William L. Gipson does not meet the independence standards adopted above.

Executive Sessions

After each Board meeting, the terms of our Corporate Governance Guidelines provide that Directors will meet in two separate executive sessions chaired by the Chairman of the Board, as follows: (1) all of the Directors and the CEO will meet in executive session and (2) all of the non-management Directors will meet in executive session. All of the non-management Directors of Empire are also independent Directors.

Committees of the Board of Directors

Audit Committee

We have an Audit Committee of the Board of Directors. The Board has adopted and approved a written charter for the Audit Committee. The charter is available on our website at www.empiredistrict.com. The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”).

In accordance with its written charter, the Audit Committee assists the Board in its oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualification and independence and (4) the performance of our internal audit function and independent auditors. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of our independent auditors. The Audit Committee held nine meetings during 2006. The members of the Audit Committee are Mrs. Posner and Messrs. Allen, Hartley and Mueller, each of whom is independent (as independence is defined in the NYSE Listing Standards and the rules of the Securities and Exchange Commission (the “SEC”) applicable to audit committee members) and is financially literate (as determined by the Board in its business judgment in accordance with NYSE Listing Standards). The Board has also determined that Messrs. Allen and Mueller are “audit committee financial experts” (as defined in Item 401(h) of Regulation S-K). The report of the Audit Committee can be found below under the heading “Other Matters—Audit Committee Report.”

Compensation Committee and Compensation Committee Interlocks and Insider Participation

We have a Compensation Committee of the Board of Directors. The Compensation Committee assists the Board in establishing and overseeing Director and executive officer compensation policies and practices of Empire on behalf of the Board. The Compensation Committee determines the compensation of each of our executive officers as more fully described under “Executive Compensation—Compensation

Discussion and Analysis.” In limited circumstances, also as more fully described under “Executive Compensation—Compensation Discussion and Analysis,” our Chief Executive Officer makes recommendations to the Compensation Committee with respect to certain aspects of executive compensation. The charter for the Compensation Committee is available on our website at www.empiredistrict.com. The Compensation Committee held three meetings during 2006. The members of our Compensation Committee are Mrs. Posner and Messrs. Helton, Leon and Laney. The Board has determined that each member of the Compensation Committee is “independent” as defined by the NYSE Listing Standards. The report of the Compensation Committee can be found below under the heading “Executive Compensation—Compensation Committee Report.”

None of the members of our Compensation Committee has ever been an officer or employee of Empire or any of its subsidiaries. None of the members of our Compensation Committee had any relationship requiring disclosure under “Transactions with Related Persons” below. None of our current executive officers has ever served as a Director or member of the Compensation Committee (or other Board committee performing equivalent functions) of another for-profit corporation.

Nominating/Corporate Governance Committee

We have a Nominating/Corporate Governance Committee of the Board of Directors. The Nominating/Corporate Governance Committee is primarily responsible for (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending that the Board select (or re-nominate) the Director nominees for the next annual meeting of stockholders, (2) developing and recommending to the Board a set of corporate governance guidelines applicable to Empire, (3) developing, approving and administering policies and procedures with respect to related person transactions, (4) overseeing the evaluation of the Board and its committees, (5) annually reviewing and recommending Board committee membership, and (6) working with the Board to evaluate and/or nominate potential successors to the CEO. The charter for the Nominating/Corporate Governance Committee is available on our website at www.empiredistrict.com. The Committee held three meetings in 2006. The members of the Committee are Messrs. Allen, Leon, Mueller and Thoms. The Board has determined that each member of the Nominating/Corporate Governance Committee is “independent” as defined by the NYSE Listing Standards. The report of the Nominating/Corporate Governance Committee can be found below under the heading “—Nominating/Corporate Governance Committee Report.”

Director Nomination Process

The Nominating/Corporate Governance Committee selects as candidates those nominees it believes would best represent the interests of the stockholders. This assessment includes such issues as experience, integrity, competence, diversity, skills and dedication in the context of the needs of the Board. In addition, the Committee takes into account the nature of and time involved in the Director’s other employment and service on other boards. The Committee reviews with the Board, as required, the requisite skills and characteristics of individual Board members, as well as the composition of the Board as a whole, in the context of the needs of Empire. When seeking new candidates, the Committee has sometimes paid a fee to a third party to assist in the process of identifying and evaluating candidates.

The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders for election to the Board of Directors. In order to be considered, proposals for nominees for director by stockholders must be submitted in writing to Corporate Secretary: The Empire District Electric Company, 602 Joplin Street, Joplin, Missouri 64801.

In order to nominate a director at the Annual Meeting, Empire’s By-Laws require that a stockholder follow the procedures set forth in Article VI, Section 5 of Empire’s Restated Articles of Incorporation. In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time it gives notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered (i) in the case of a nomination for election at an annual meeting, not less than 35 days nor more than 60 days prior to the annual meeting; and (ii) in the event that less than 45 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or the public disclosure was made.

The stockholder notice must set forth the following:

•       As to each person the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for the election of directors, or is otherwise required by applicable law (including the person’s written consent to being named as a nominee and to serving as a director if elected), and

•       As to the nominating stockholder on whose behalf the nomination is made, (a) the name and address, as they appear on Empire’s books, (b) a representation that the stockholder is a holder of record of the common stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. We did not receive any recommendations for director nominees for the current Annual Meeting of Stockholders by any of our stockholders.

Nominating/Corporate Governance Committee Report

The Nominating/Corporate Governance Committee, upon its own recommendation, recommended that the Board of Directors nominate Ross C. Hartley, Julio S. Leon and Allan T. Thoms for re-election as Class II Directors, subject to stockholder approval, for a three-year term ending at the Annual Meeting of Stockholders in 2010.

Empire’s Board of Directors operates pursuant to a set of written Corporate Governance Guidelines that set forth Empire’s corporate governance philosophy and the governance policies and practices that the Board has established to assist in governing Empire and its affiliates. The Guidelines describe the Board membership criteria and the internal policies and practices by which Empire is operated and controlled on behalf of its stockholders.

In 2006, the Board and its committees continued to examine their processes and strengthen them as appropriate, and the Board’s evaluation of Empire’s corporate governance processes is ongoing. This assures that the Board and its committees have the necessary authority and practices in place to review and evaluate Empire’s business operations as needed, and to make decisions that are independent of Empire’s management. As examples, the Board and its committees undertake an annual self-evaluation process, meet regularly without members of management present, have full access to officers and employees of Empire, and retain their own advisors as they deem appropriate.

The Code of Business Conduct and Ethics, which is applicable to all of our Directors, officers and employees, and the Corporate Governance Guidelines comply with the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange. We also have a separate code of ethics that applies to our chief executive officer and our senior financial officers, including our chief financial officer and our chief accounting officer. All of our corporate governance materials, including our codes of conduct and ethics, our Corporate Governance Guidelines, and our Policy and Procedures with Respect to Related Person Transactions are available for public viewing on our website at www.empiredistrict.com under the Corporate Governance button on the home page or under the heading Investor Relations, Corporate Governance. Copies of our corporate governance materials are also available without charge to interested parties who request them in writing from: Corporate Secretary, The Empire District Electric Company, 602 Joplin Street, Joplin, Missouri 64801.

Julio S. Leon, Chairman
Kenneth R. Allen
B. Thomas Mueller
Allan T. Thoms

Attendance at Annual Meetings

Empire’s Corporate Governance Guidelines provide that Directors are expected to attend the annual meeting of stockholders. All members of Empire’s Board of Directors attended the Annual Meeting of Stockholders in 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Directors and Officers

The following table shows information with respect to the number of shares of our common stock beneficially owned as of March 1, 2007 by each of our executive officers named in the Summary Compensation Table, each Director and our Directors and executive officers as a group.

Name	Position	Shares of Common Stock Beneficially Owned (1)
Myron W. McKinney	Chairman of the Board	20,733
Kenneth R. Allen	Director	6,747
Ross C. Hartley(2)	Director	27,558
Bill D. Helton	Director	3,674
D. Randy Laney	Director	500
Julio S. Leon(3)	Director	2,092
B. Thomas Mueller	Director	1,113
Mary M. Posner	Director	16,488
Allan T. Thoms	Director	1,000
William L. Gipson	President and Chief Executive Officer and Director	26,972
Bradley P. Beecher	Vice President and Chief Operating Officer—Electric	7,578
Ronald A. Gatz(4)	Vice President and Chief Operating Officer—Gas	8,927
Gregory A. Knapp	Vice President-Finance and Chief Financial Officer	8,246
Michael E. Palmer	Vice President-Commercial Operations	6,383
Directors and named executive officers, as a group		138,011

(1)          No Director or executive officer owns more than 0.5% of the outstanding shares of our common stock and all Directors and executive officers as a group own less than 1% of the outstanding shares of our common stock.

(2)          Includes 695 shares for which Mr. Hartley holds a power of attorney for a non-resident relative and 573 shares as custodian under the Kansas Uniform Transfers to Minors Act.

(3)          Includes 1,611 shares owned by Dr. Leon’s spouse.

(4)          Includes 4,200 shares issuable upon the exercise of currently exercisable stock options.

Other Stock Ownership

The following table reflects the holdings of the only person known to the Company to own beneficially more than 5% of our common stock as of March 1, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc.	1,675,660	(1)	5.5%
100 E. Pratt Street Baltimore, MD 21202

(1)          Based on a Schedule 13G dated February 13, 2007, filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc.(Price Associates). Price Associates has sole voting power with respect to 209,000 shares and sole dispositive power with respect to 1,675,660 shares. These securities are owned by various individual and institutional investors with respect to which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee and the Board of Directors work together to establish and oversee director and executive officer compensation policies and practices, review and approve executive officer goals and objectives, evaluate executive officer performance, and determine compensation levels. The Compensation Committee is composed entirely of non-employee, independent directors who are appointed by and serve at the sole discretion of the Board of Directors. The Compensation Committee meets at scheduled times during the year and on an as-needed basis.

Compensation Philosophy

The compensation program for executive officers is designed to provide a competitive compensation package that will enable us to attract and retain highly talented individuals for key positions and promote the accomplishment of our performance objectives. The overarching philosophy of the Compensation Committee is to provide a conservative, yet secure, base salary, with the opportunity to earn a significantly higher total level of compensation under programs that link executive compensation to shareholder interests, financial performance, customer service, and individual performance.

The compensation program is structured to place each executive officer’s total compensation near the midpoint between the 25th and 50th percentile of a national market benchmark based on equivalent positions. To attain this level of total compensation, the executive officer and Empire must achieve target levels of performance. For purposes of this discussion, target level indicates customarily expected performance results. At the highest level of performance, an executive officer’s total compensation can approach the median, or 50th percentile, of the national market.

The program includes the following three compensation elements:

•       Base Salary,

•       Annual Cash Incentives, and

•       Long-Term Incentives.

By design, Base Salary is set significantly lower than the average Base Salary of the national market. However, the Annual Cash Incentive and Long-Term Incentive elements provide each executive the potential to achieve total compensation closer to the average total compensation level of the national market. These “at-risk” elements of compensation are tied to both short- and long-term performance measures. In essence, at-risk compensation must be “re-earned” annually.

Benchmarking

The Compensation Committee has retained the services of the Hay Group, an outside global management consulting firm (compensation consultant), to develop and recommend appropriate ranges and midpoints, provide policy guidance, and assist the Committee in evaluating the compensation program against the market.

The compensation consultant compares executive pay levels to a proprietary national market survey of executive compensation consisting of thousands of executives from approximately 700 organizations across all industry sectors. This survey plays a significant role in assisting the Compensation Committee with their assessment of the market positioning of all compensation elements.

In addition to the national market survey described above, the Compensation Committee compares the results of the compensation program to a select industry-specific peer group of companies. The industry peer group of companies is recommended by the compensation consultant and represents publicly traded electric or electric and gas utilities that are comparable to Empire in terms of sales, market value, growth, etc. The peer group currently consists of Black Hills Corporation, Central Vermont Public Service, CH Energy Group Inc., Cleco Corporation, El Paso Electric Company, Green Mountain Power Company, Idacorp Inc., MGE Energy Inc., Otter Tail Corporation, UIL Holdings Corporation, Unisource Energy Corporation, and Unitil Corporation. Comparing the compensation program to the industry peer group ensures that total compensation is competitive within the industry but not unreasonable when certain levels of performance are achieved.

Base Salary

Our philosophy with regard to the first element of the program, Base Salary, is to establish base salary ranges with midpoints near the 25th percentile of the national market for Base Salary. Salary ranges and midpoints are generally reviewed every three years. Each of our executive positions is evaluated independently by the compensation consultant and assigned a point value reflective of the position’s size relative to the marketplace. This ensures our executive positions are comparable with the marketplace in terms of expertise, scope and accountability. The positions are then compared to market positions with similar point values. The compensation consultant makes base salary range and midpoint recommendations to the Compensation Committee for each position with consideration given to the compensation philosophy discussed above.

At the beginning of the calendar year, the President and CEO reviews executive officer performance with, and makes Base Salary recommendations to, the Compensation Committee for all executive officers other than himself. Based upon his review and recommendations, and with consideration given to market information provided by the compensation consultant, the Compensation Committee sets the Base Salary of each such executive officer for the calendar year. The Compensation Committee independently appraises the performance of the President and CEO, and sets his Base Salary accordingly. The Compensation Committee also determines any Base Salary adjustments necessary throughout the calendar year should a material change in office or responsibilities occur.

Annual Cash Incentives

The second element of the compensation program is Annual Cash Incentives. Base Salary and Annual Cash Incentives comprise Total Cash Compensation. Our philosophy with regard to Total Cash Compensation is to establish Total Cash Compensation levels that, at target levels of performance, approximate the midpoint between the 25th and 50th percentile of the national market for Total Cash Compensation.

The Annual Cash Incentive portion of Total Cash Compensation is derived from the Executive Officer Annual Incentive Plan (AIP). Under this individualized annual plan, each executive officer can earn additional cash compensation based on performance measured against short-term tactical goals that lend support to our long-term vision and strategies. A set of metrics and corresponding performance measures relevant to each executive’s area is developed from the broad corporate goals at the beginning of the calendar year. Metrics that are generally common to each executive include, but are not limited to, expense control, regulatory performance, and completion of major project(s). Additional metrics commonly applied to the President and CEO and the Vice-President of Finance and CFO include financial performance, capital market relationships, investments, and corporate governance. Executive officers who have responsibility over our operational areas have specific operational metrics related to their areas of responsibility, such as customer service and completion of capital projects. One or more performance measures are developed for each metric. For instance, the performance measures for expense control may include control of labor and other expenses, control of capital expenses and/or control of fuel and purchased power expenses. Each performance measure is assigned a percentage weighting. The weightings of each performance measure sum up to 100%.

Once metrics, performance measures and weightings are determined, total target Annual Cash Incentive amounts are calculated for each executive officer with consideration given to the Total Cash Compensation philosophy discussed above. During 2006, for the President and CEO, the Annual Cash Incentive amount available at target levels of performance was equal to 35% of annual base salary. Thus, in accordance with the philosophy described above, the base salary of the President and CEO, plus a target level cash incentive amount equal to 35% of annual base salary, was designed to approximate the midpoint between the 25th and 50th percentile of the national market. During 2006, the Annual Cash Incentive amount available for executive officers other than the President and CEO, at target levels of performance, equaled 15% of annual base salary.

Beginning in 2007, the Annual Cash Incentive amount available at target levels of performance increased to 55% and 35% of annual base salary for the President and CEO and all other executive officers, respectively. The compensation consultant’s analysis during 2006 indicated base salary midpoints and incentive compensation target levels were below the market levels necessary to remain consistent with our philosophy with regard to each element and, correspondingly, the total compensation philosophy. In order to adjust each element, as well as total compensation, back into the desired market ranges, the Compensation Committee increased base salary midpoints slightly, but placed more emphasis on at-risk compensation by increasing incentive compensation opportunities tied to short- and long-term performance measures considerably.

Performance levels above and below the target level of performance are also determined for each performance measure. A threshold level of performance indicates a minimum (below target) level of expected performance. A maximum level of performance indicates a higher (above target) level of expected performance. Greater incentive compensation is payable if the maximum level of performance is achieved. An incentive compensation award at the threshold level of performance is equal to 50% of the target level award. At the maximum level of performance, the incentive compensation award is equal to 200% of the target level award. When performance levels are between the threshold and maximum performance levels, the amount of incentive compensation award is interpolated. If an executive does not perform at least at a threshold level of performance with regard to any particular individual performance measure, no incentive compensation is awarded with respect to that performance measure.

Each executive officer’s performance against his/her individual AIP is reviewed by the President and CEO with the Compensation Committee following the conclusion of the calendar year. The President and CEO recommends incentive payments reflective of performance during the calendar year. The Compensation Committee considers his recommendations, makes any appropriate adjustments and determines the amount of Annual Cash Incentive earned by each executive. The Compensation Committee independently appraises the performance of the President and CEO, and determines his incentive award accordingly.

The President and CEO’s Annual Cash Incentive award for 2006, paid in 2007, was approximately 93% of his target amount. The average Annual Cash Incentive award for 2006 for all other executive officers was approximately 111% of their target amounts. Since the adoption of the current form of the Executive Officer Annual Incentive Plan in 2001, the average Annual Cash Incentive award for all executive officers, including the President and CEO but excluding executive officers who have since retired, was approximately 102% of the target opportunity amounts.

The President and CEO also recommends annual metrics and performance measures for himself and all other executive officers to the Compensation Committee for each new calendar year. The Compensation Committee reviews his recommendations for consistency, measurability, and equity relative to individual responsibilities and, together with their assessment of near-term company objectives, makes any necessary adjustments to individual AIPs.

Long-Term Incentives

The third element of the program, Long-Term Incentives, combines with the first two elements to comprise Total Direct Compensation. Our philosophy with regard to Total Direct Compensation is similar to the philosophy regarding Total Cash Compensation discussed above. At target levels of performance, Total Direct Compensation approximates the midpoint between the 25th and 50th percentile of the national market for Total Direct Compensation.

Long-Term Incentives consist of (1) stock options, (2) dividend equivalent rights, and (3) performance-based restricted stock awards linked to Empire’s performance. All of these equity awards are now granted under our 2006 Stock Incentive Plan, which was approved by shareholders in 2005. Each of these components is discussed in more detail below. The Long-Term Incentive element is designed to motivate executive officers over the long-term to put forth maximum effort in contributing to the continued success and growth of Empire, and to ensure the interests of the executive officers are aligned with those of shareholders. In addition, Long-Term Incentives provide a measure of retention incentive for executive officers, leading to enhanced stability of our senior management team. During 2006, the Long-Term Incentive opportunity for the President and CEO equaled 100% of his annual base salary, while the Long-Term Incentive opportunity for executive officers other than the President and CEO equaled 30% of their annual base salaries.

Beginning in 2007, the Long-Term Incentive opportunity for all executive officers other than the President and CEO increased to 50% of annual base salary in order to maintain the desired positioning of Total Direct Compensation with regard to the national market. A significant portion of each executive’s total compensation is at-risk in the form of equity compensation. At target levels of performance, the stock options and dividend equivalents combined are intended to represent approximately one-half the total value of each executive officer’s Long-Term Incentive opportunity, with the performance-based restricted stock awards representing the remaining half.

Stock Options

The granting of stock options to executive officers is intended to promote a longer-term perspective and ensure proper focus on the creation of shareholder value as options only have value if the stock price increases over time. Executives are able to purchase shares of common stock at an option price equal to the average price of our common stock on the grant date. In accordance with the Stock Incentive Plan, this average price is determined by calculating the average value between the high and low stock trading prices on the day of the award. The Compensation Committee believes this average is more representative of the price paid by investors on the grant date to acquire Empire stock than the closing market price. The options have a ten-year term and first become exercisable on the third anniversary of the grant date provided the executive remains employed until such date. Options are subject to accelerated vesting and exercisability in the event of a change in control of Empire (see “Potential Payments upon Termination and Change in Control” below). Options remain outstanding and vest under the normal vesting schedule upon a termination of employment under certain specific conditions. These conditions include death, retirement, disability, involuntary termination without cause or voluntary termination by the executive with the consent of the Compensation Committee. In the event of involuntary termination of the executive’s employment for cause, options shall terminate immediately. In the event of a voluntary termination of the executive’s employment without the consent of the Compensation Committee, options shall terminate 30 days after termination of employment.

Stock options are valued on the basis of an expanded Black-Scholes model provided by the compensation consultant. Repricing of options is not permitted under the 2006 Stock Incentive Plan. Stock option awards are approved by the Compensation Committee at the first meeting of the calendar year, generally around February 1. The date of this meeting becomes the grant date of the stock options.

Dividend Equivalents

To encourage executive officers to focus attention on maximizing the dividend paid to shareholders, dividend equivalents are awarded in conjunction with each stock option grant. In other words, dividends that would have been payable if the executive owned (during the vesting period following the grant date) the shares covered by the options are accumulated until the earliest of the third anniversary of the date of grant, the date of a change in control of Empire, or the date of termination of employment. The accumulated value of such dividend equivalents is converted on the earliest of the third anniversary or the date of a change in control into fully vested shares of common stock.

Dividend equivalents are subject to forfeiture if the executive’s employment terminates before being converted except under certain specific conditions under which the executive would be entitled to retain the accumulated dividend equivalents until their conversion into fully vested shares of common stock. These conditions include death, retirement, disability, involuntary termination without cause or voluntary termination by the executive with the consent of the Compensation Committee.

Performance-Based Restricted Stock

Performance-based restricted stock awards granted to executive officers provide the opportunity to receive a number of shares of common stock at the end of a three-year performance period if performance goals set forth in the award are satisfied. The performance goals are tied to the percentile ranking of Empire’s total shareholder return (share price appreciation or decline plus dividends paid) for the three-year performance period as measured over the same period against all publicly traded, investor-owned utility companies. The target level of performance under the 2006 and 2007 grants was set at the 50th percentile ranking when compared to this group. The threshold level was set at the 20th percentile, while the maximum level was set at the 80th percentile. At the end of the performance period (December 31, 2008 for awards granted in 2006 or December 31, 2009 for awards granted in 2007), the executive would earn 100% of the target number of shares if the target (50th percentile) level of performance is reached. If the threshold level of performance is reached, the executive would earn 50% of the target number of shares. If performance reaches or exceeds the maximum level, the executive would earn 200% of the target number of shares. When performance levels are between the threshold and maximum performance levels, the amount of shares the executive earns is interpolated. No shares are earned if the threshold level of performance is not reached. Performance-based restricted stock awards are approved by the Compensation Committee at the first meeting of the calendar year.

If employment terminates during the performance period because of death, retirement, or disability, the executive is entitled to a pro-rata portion of the performance-based restricted stock awards such executive would otherwise have earned. If employment is terminated during the performance period for reasons other than those listed above, the performance-based restricted stock awards will be forfeited on the date of the termination unless the Compensation Committee determines, in its sole discretion, that the executive is entitled to a pro-rata portion of such award. If a change in control occurs during the performance period, the executive is entitled to a pro-rata portion of the target level of the performance-based restricted stock awards, and shall be entitled at the end of the performance period to any additional shares earned during that period.

Total Incentive Compensation

Based on levels of individual and Empire performance, the President and CEO can earn incentive compensation (Annual Cash Incentive plus Long-Term Incentives) ranging from 0% of annual base salary if no threshold levels of performance are met, to 220% of annual base salary if maximum performance is attained with regard to all performance measures. At target levels of performance, the President and CEO can earn incentive compensation approaching 135% of annual base salary. Similarly, executive officers other than the President and CEO can earn incentive compensation ranging from 0% of base salary to 75% of annual base salary depending on performance levels attained or not attained. At target levels of performance, executive officers other than the President and CEO can earn incentive compensation approaching 45% of annual base salary.

Beginning in 2007, the maximum level of incentive compensation an executive may earn increased to 260% and 145% of annual base salary for the President and CEO and all other executive officers, respectively. At this maximum level of performance, in which both the executive officer and Empire would have performed at the highest level with regard to all performance measures, the executive officer’s total compensation package could approach the median, or 50th percentile, of the national market. Likewise, the target level incentive compensation opportunity increased to 155% of annual base salary for the President and CEO and 85% of annual base salary for all other executive officers. Again, these adjustments to the overall incentive compensation philosophy were put into effect by the Compensation Committee in order to maintain the desired positioning of Total Direct Compensation with regard to the national market.

All of the percentages of annual base salary described above are based on the grant date values of the incentive compensation.

Limitations on Incentive Compensation

Regardless of the extent to which any performance goals are met in any calendar year, no incentive compensation is provided to any executive for any year in which we do not pay dividends per share of common stock at least equal to the dividends per share paid in the preceding year. Thus, if the dividend had been reduced in 2006 compared to 2005, no annual incentive compensation awards would have been payable in 2007 with respect to 2006 performance and no grants of stock options, dividend equivalents or performance-based restricted stock awards would be made in 2007. This restriction did not apply with respect to 2006 because dividends paid in 2006 on each share of our common stock were equal to those paid in 2005.

Change In Control

We maintain a Change In Control Severance Pay Plan that covers executive officers as well as our other key employees who are not executive officers. The purpose of the plan is to assure continuity in leadership, continued focus, and dedication to customer and shareholder interests during and immediately after a change in control by mitigating the personal concerns that may confront a participant as a result of such an event. The plan provides severance pay benefits upon termination of employment after a change in control. This requirement of a “double-trigger” (i.e., the requirement that there be a change in control and a termination of employment) was instituted to balance the interests of the executive, Empire and our shareholders. There are several conditions that could constitute a change in control, but primarily, a change in control occurs if a merger or consolidation with, or sale to, another corporation or entity is consummated. The Change In Control Severance Pay Plan is discussed more fully under the section entitled “Potential Payments upon Termination and Change in Control.”

We have not entered into any form of employment agreements with any executive officer other than agreements under the Change In Control Severance Pay Plan.

Other Benefits

Executive officers participate in the same Retirement Plan that covers substantially all our other employees. This plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code. Normal retirement is at age 65, with early retirement permitted under certain conditions. We also maintain a Supplemental Executive Retirement Plan which covers the executive officers who participate in the Retirement Plan. This supplemental plan is intended to provide benefits which, except for the applicable limits of Section 415 and Section 401(a)(17) of the Internal Revenue Code, would have been payable under the Retirement Plan. The supplemental plan is not qualified under the Internal Revenue Code and benefits payable under the plan are paid out of our general funds.

With the exception of certain plans specifically referenced in this discussion, the executive officers participate in the same health and welfare plans and under the same plan provisions available to all our other employees.

Summary Compensation Table

Set forth below is summary compensation information for each person who was (1) at any time during 2006 our Chief Executive Officer or Chief Financial Officer and (2) at December 31, 2006, one of our three most highly compensated executive officers, other than the Chief Executive Officer and the Chief Financial Officer (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5)(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William L. Gipson,	2006	300,000	0	86,269	89,541	97,545	177,943	8,608	759,906
President and Chief Executive Officer
Gregory A. Knapp,	2006	147,000	1,000	12,686	22,653	25,717	44,117	3,881	257,054
Vice President—Finance and Chief Financial Officer
Bradley P. Beecher,	2006	166,668	0	13,827	13,897	33,062	22,218	5,418	255,090
Vice President and Chief Operating Officer—Electric
Ronald F. Gatz,	2006	137,083	0	12,616	20,916	25,005	25,792	5,641	227,053
Vice President and Chief Operating Officer—Gas
Michael E. Palmer,	2006	155,500	750	13,650	13,559	17,496	38,582	22,969	262,506
Vice President—Commercial Operations

(1)             Represents the amount recorded as compensation expense in our income statement for 2006 in accordance with FAS 123(R) “Share-Based Payment” issued by the Financial Accounting Standards Board (“FAS 123(R)”) relating to awards of performance-based restricted stock and dividend equivalents. Includes amounts relating to performance based restricted stock awarded to Messrs. Gipson, Knapp, Beecher, Gatz and Palmer of $44,057, $6,521, $7,128, $5,914 and $7,129, respectively. Also includes amounts relating to dividend equivalents awarded to Messrs. Gipson, Knapp, Beecher, Gatz and Palmer of $42,212, $6,165, $6,699, $6,702 and $6,521, respectively. A discussion of the assumptions used to determine the grant date fair value can be found under Note 5 to our Consolidated Financial Statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2006 (the “2006 10-K”).

(2)             Represents the amount recorded as compensation expense in our income statement for 2006 in accordance with FAS 123(R) relating to awards of options to purchase common stock. A discussion of the assumptions used to determine the grant date fair value can be found under Note 5 to our Consolidated Financial Statements included in the 2006 10-K.

(3)             Represents cash awards under our Executive Officer Annual Incentive Plan.

(4)             Represents the difference between the actuarial present value of each Named Executive Officer’s accumulated benefit under all defined benefit plans at December 31, 2006 and the actuarial present value of each Named Executive Officer’s accumulated benefit under all defined benefit plans at December 31, 2005. Messrs. Gipson, Knapp, Beecher, Gatz and Palmer participate in The Empire District Electric Company Employees’ Retirement Plan (Retirement Plan). Messrs. Gipson and Beecher also participate in The Empire District Electric Company Supplemental Executive Retirement Plan (SERP). The amount of change in the pension value for Messrs. Gipson, Knapp, Beecher, Gatz and Palmer attributable to the Retirement Plan is $20,307, $44,117, $21,502, $25,792, and $38,582, respectively. The amount of the change in pension value for Messrs. Gipson and Beecher attributable to the SERP is $157,636 and $716, respectively. None of the Named Executive Officers participated in a non-qualified deferred compensation arrangement.

(5)             Includes matching contributions under our 401(k) Retirement Plan in the amounts of $7,500, $3,237, $4,971, $4,104 and $4,661 for Messrs. Gipson, Knapp, Beecher, Gatz and Palmer, respectively. Also includes our payment of term life insurance premiums on behalf of Messrs. Gipson, Knapp, Beecher, Gatz and Palmer in the amounts of $819, $528, $447, $1,537 and $948, respectively.

(6)             Mr. Palmer’s Other Compensation includes the provision of a medical examination (and a related tax “gross-up” of $6,416), usage of Empire recreational property, and payment of club dues. Perquisites are valued at actual cost to Empire. Perquisites and other personal benefits for Named Executive Officers other than Mr. Palmer were not included in the Summary Compensation Table because the aggregate value, based upon actual cost to Empire of the perquisites, did not exceed $10,000.

Grants of Plan-Based Awards

The following table shows information about plan-based awards granted during fiscal 2006 to the Named Executive Officers.

								All Other	All Other		Grant
								Stock	Option	Exercise	Date
								Awards:	Awards:	or	Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Base	Value of
		Under Non-Equity			Under Equity			Shares of	Securities	Price of	Stock and
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	Awards(5)	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
W.L. Gipson	02/01/2006	52,500	105,000	210,000							N/A
	02/01/2006				3,600	7,200	14,400				82,045
	02/01/2006							3,869			86,016
	02/01/2006								22,400	22.23	36,960
G.A. Knapp	02/01/2006	11,025	22,050	44,100							N/A
	02/01/2006				550	1,100	2,200				12,535
	02/01/2006							570			12,672
	02/01/2006								3,300	22.23	5,445
B.P. Beecher	02/01/2006	12,000	24,000	48,000							N/A
	02/01/2006				600	1,200	2,400				13,674
	02/01/2006							622			13,824
	02/01/2006								3,600	22.23	5,940
R.F. Gatz	02/01/2006	10,163	20,325	40,650							N/A
	02/01/2006				500	1,000	2,000				11,395
	02/01/2006							535			11,904
	02/01/2006								3,100	22.23	5,115
M.E. Palmer	02/01/2006	11,663	23,325	46,650							N/A
	02/01/2006				600	1,200	2,400				13,674
	02/01/2006							605			13,440
	02/01/2006								3,500	22.23	5,775

(1)             Represents cash awards under our Executive Officer Annual Incentive Plan.

(2)             Represents awards of performance-based restricted stock.

(3)             Represents awards of dividend equivalents.

(4)             Represents awards of options to purchase common stock.

(5)             Represents the average of the high and low stock trading prices on the day of the award.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Cash Incentives.   Grants of awards under our Executive Officer Annual Incentive Plan are disclosed in the Grants of Plan-Based Awards Table in the year they are granted. The value of the award is disclosed in the Summary Compensation Table in the year when the performance criteria under the plan are satisfied and the compensation earned. For example, the amount set forth in the Summary Compensation Table for 2006 represents the award made in the beginning of 2006 and paid in early 2007 based on the performance during 2006.

Performance-Based Restricted Stock.   Grants of awards of performance-based restricted stock and the full grant date fair value (determined in accordance with FAS 123(R)) of such awards are disclosed in the Grants of Plan-Based Awards Table in the year they are granted. The amount recorded as compensation expense in our income statement in accordance with FAS 123(R) relating to any such awards is disclosed in the Summary Compensation Table in the year when the compensation expense is recorded. The performance-based restricted share awards underlying the Stock Awards compensation expense in the Summary Compensation Table for each executive officer are as follows:

	2004 Award	2005 Award	2006 Award
Mr. Gipson	7,600	7,000	7,200
Mr. Knapp	1,100	1,000	1,100
Mr. Beecher	1,200	1,100	1,200
Mr. Gatz	1,000	900	1,000
Mr. Palmer	1,200	1,100	1,200

Stock Options.   Grants of awards of options to purchase stock and the full grant date fair value (determined in accordance with FAS 123(R)) of such awards are disclosed in the Grants of Plan-Based Awards Table in the year they are granted. The amount recorded as compensation expense in our income statement in accordance with FAS 123(R) relating to any such awards is disclosed in the Summary Compensation Table in the year when the compensation expense is recorded. The stock option awards underlying the Option Awards compensation expense in the Summary Compensation Table for each executive officer are as follows:

	2004 Award	2005 Award	2006 Award
Mr. Gipson	31,600	22,800	22,400
Mr. Knapp	4,500	3,300	3,300
Mr. Beecher	4,900	3,500	3,600
Mr. Gatz	4,200	3,000	3,100
Mr. Palmer	4,800	3,400	3,500

Dividend Equivalents.   Grants of awards of dividend equivalents and the full grant date fair value (determined in accordance with FAS 123(R)) of such awards are disclosed in the Grants of Plan-Based Awards Table in the year they are granted. The amount recorded as compensation expense in our income statement in accordance with FAS 123(R) relating to any such awards is disclosed in the Summary Compensation Table in the year when the compensation expense is recorded. The number of shares in column (i) of the Grants of Plan-Based Awards Table represents the number of shares obtained by assuming the current annual dividend rate for the three-year vesting period.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to the common stock that may be issued upon the exercise of options and other awards under our existing equity compensation plans as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
W.L. Gipson	0	31,600		21.79	01/28/2014			21,800	538,242
	0	22,800		22.77	02/02/2015			8,440	208,384
	0	22,400		22.23	02/01/2016
G.A. Knapp	0	4,500		21.79	01/28/2014			3,200	79,008
	0	3,300		22.77	02/02/2015			1,213	29,952
	0	3,300		22.23	02/01/2016
B.P. Beecher	0	4,900		21.79	01/28/2014			3,500	86,415
	0	3,500		22.77	02/02/2015			1,311	32,384
	0	3,600		22.23	02/01/2016
R.F. Gatz	0	4,200		21.79	01/28/2014			2,900	71,601
	0	3,000		22.77	02/02/2015			1,124	27,776
	0	3,100		22.23	02/01/2016
M.E. Palmer	0	4,800		21.79	01/28/2014			3,500	86,415
	0	3,400		22.77	02/02/2015			1,280	31,616
	0	3,500		22.23	02/01/2016

(1)           The vesting date for the unexercisable options is: (a) January 28, 2007, in the case of options with an expiration date of January 28, 2014, (b) February 2, 2008, in the case of options with an expiration date of February 2, 2015, and (c) February 1, 2009, in the case of options with an expiration date of February 1, 2016.

(2)           The first number in column (i) represents the total number of shares attainable at the target level of performance for the 2004, 2005 and 2006 grants of performance-based restricted stock.

(3)           The second number in column (i) represents the number of shares attainable at fiscal year-end 2006 through the dividend equivalents awarded with the 2004, 2005 and 2006 option grants. The number of shares is derived by dividing the accumulated value of the dividend equivalents by the closing price of our common stock at year-end.

(4)           The first number represents the value of the performance-based restricted stock listed in column (i) and the second number represents the value of the shares listed in column (i) attainable through dividend equivalents awarded with the 2004, 2005 and 2006 option grants.

Option Exercises and Stock Vested

The following table provides information with respect to the number and value of shares acquired during 2006 from the exercise of vested stock options, dividend equivalents and the vesting of performance-based stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
W.L. Gipson	5,088	112,669	9,656	214,000
G.A. Knapp	669	14,818	1,292	28,635
B.P. Beecher	757	16,768	1,432	31,736
R.F. Gatz	676	14,933	1,309	29,011
M.E. Palmer	731	16,159	1,414	31,338

(1)          Represents the vesting of the following awards granted in 2003: performance-based restricted stock and dividend equivalents.

Pension Benefits

We maintain The Empire District Electric Company Employees’ Retirement Plan (Retirement Plan) covering substantially all of our employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code. Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted under certain conditions. We also maintain The Empire District Electric Company Supplemental Executive Retirement Plan (SERP) which covers our officers who are participants in the Retirement Plan. We desire to provide a retirement benefit to our executive officers that is proportional, with respect to percentage of final average annual earnings, to the retirement benefit available to all other eligible employees. However the amount of average annual earnings that can be used to calculate retirement benefits under the Retirement Plan is restricted by Internal Revenue Code limitations. As explained below, the SERP is designed to restore retirement benefits an executive officer would otherwise lose due to such limitations. The SERP is not qualified under the Internal Revenue Code and benefits payable under the plan are paid out of our general funds.

The following table sets forth, with respect to each Named Executive Officer, the actuarial present value at December 31, 2006 of accumulated benefits under the Retirement Plan and the SERP, the number of years of credited service and the payments made under such plans during 2006.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
W.L. Gipson	The Empire District Electric Company Employee’s Retirement Plan	25.8	346,476	0
	The Empire District Electric Company Supplemental Executive Retirement Plan	25.8	420,970	0
G.A. Knapp	The Empire District Electric Company Employee’s Retirement Plan	27	368,946	0
	The Empire District Electric Company Supplemental Executive Retirement Plan	27	N/A	0
B.P. Beecher	The Empire District Electric Company Employee’s Retirement Plan	17.2	117,919	0
	The Empire District Electric Company Supplemental Executive Retirement Plan	17.2	716	0
R.F. Gatz	The Empire District Electric Company Employee’s Retirement Plan	5.8	81,535	0
	The Empire District Electric Company Supplemental Executive Retirement Plan	5.8	N/A	0
M.E. Palmer	The Empire District Electric Company Employee’s Retirement Plan	20.6	224,269	0
	The Empire District Electric Company Supplemental Executive Retirement Plan	20.6	N/A	0

(1)          Value represents Actuarial Present Value of age 65 accumulated benefit. Assumed discount rate of 5.65%, no pre-retirement mortality or decrements, post-retirement mortality using an industry standard mortality table known as RP2000, and no collar adjustment.

Normal retirement under the Retirement Plan is age 65, or, for individuals hired after December 31, 1996 and within 5 years of their 65th birthday, normal retirement will be the 5th anniversary of their hire date. Retirement benefits are calculated based on credited service (a plan year after age 21 in which the employee completes 2,080 hours of service), average annual earnings, and Social Security covered compensation. The formula used to determine normal retirement benefits is as follows:

•       1.250% of average annual earnings up to Social Security covered compensation times years of credited service up to 35 years, plus

•       1.625% of average annual earnings in excess of Social Security covered compensation times years of credited service up to 35 years, plus

•       1.625% of average annual earnings times years of credited service in excess of 35 years up to a maximum of 5 additional years of covered service.

Earnings include base salary, cash incentive amounts, the value of performance-based restricted stock on the award date, and dividend equivalents. Average annual earnings is the average of annual earnings over the five consecutive years within the ten-year period prior to termination of employment which produces the highest average. Early retirement is available at age 55 with 5 years of eligibility service (any plan year after age 21). The benefit is calculated in the same manner as the normal retirement benefit before applying early retirement reduction factors which reduce the normal retirement benefit by a certain percentage. For instance, the normal retirement benefit is reduced by 25% if an employee elects to retire at age 55. If an employee terminates employment after completing five years of vesting service (a plan year after age 18 in which the employee completes 1,000 hours of service), such employee is entitled to a benefit beginning at age 65. The benefit is calculated in the same manner as the normal retirement benefit. Forms of benefits include life only, and 25%, 33 1/3%, or 66 2/3% joint and survivor (J&S) benefits. Election of the J&S benefit (only available to married participants) has the effect of reducing the employee’s benefit. The reduction is dependent on the employee’s age, the spouse’s age, and the J&S benefit percentage elected.

Executive officers whose accrued benefit under the Retirement Plan is reduced by the limits set forth in Section 401 or Section 415 of the Internal Revenue Code, or whose anticipated earnings for any year exceed $120,000, become a participant in the SERP. Generally, benefits payable under the SERP equal the difference between the benefit calculated under the Retirement Plan without regard to Internal Revenue Code limitations, and the benefit calculated under the Retirement Plan as limited by the Internal Revenue Code. Benefits under the SERP are only payable if benefits under the Retirement Plan are paid. Benefits under the SERP are paid in the same form and manner as benefits under the Retirement Plan. Actuarial equivalencies are determined in accordance with the actuarial assumptions set forth in the Retirement Plan.

Mr. Knapp and Mr. Gatz are eligible for early retirement under the terms of both plans, however no benefits are payable under the SERP for either individual. The present value of Mr. Knapp’s and Mr. Gatz’s early retirement benefit under the Retirement Plan, assuming retirement at December 31, 2006, is $276,710 and $63,597, respectively. These amounts are not included in the table above.

Potential Payments upon Termination and Change in Control

The Board of Directors adopted a Change In Control Severance Pay Plan in 1991, amended most recently in 2001, that covers our executive officers as well as our other key employees who are not executive officers. The plan provides severance pay benefits upon involuntary or voluntary termination of employment after a Change In Control.

Change In Control

A Change In Control will be deemed to have occurred if:

1.                A merger or consolidation of Empire with any other corporation is consummated, other than a merger or consolidation which would result in our voting securities held by such shareholders outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by converting into voting securities of the surviving entity) more than 75% of the voting securities of Empire or such surviving entity outstanding immediately after such merger or consolidation;

2.                A sale, exchange or other disposition of all or substantially all the assets of Empire for the securities of another entity, cash or other property is consummated;

3.                Empire shareholders approve a plan of liquidation or dissolution of Empire;

4.                Any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of Empire or other than a corporation owned directly or indirectly by the shareholders of Empire in substantially the same proportions as their ownership of voting securities of Empire, is or becomes the beneficial owner, directly or indirectly, of voting securities of Empire representing at least 25% of the total voting power represented by such securities then outstanding; or

5.                Individuals who on January 1, 2001 constituted the Empire Board of Directors and any new director whose election by the Empire Board of Directors or nomination for election by Empire’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on January 1, 2001 or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

Involuntary Termination

An involuntary termination is deemed to occur if (1) we terminate the employment of the executive officer or key employee within two years after a Change In Control other than for certain reasons (such as certain acts of willful misconduct, felony convictions or failure to perform duties) or (2) the executive officer or key employee terminates the employment within two years after a Change In Control and within 180 days after a material reduction or change in responsibilities or authority, reassignment to another geographic location, or a reduction in base salary or incentive compensation or other benefits. Should an involuntary termination occur, an executive officer would be eligible for a payment equal to 36 months of compensation. This compensation includes the executive officer’s current annual base salary plus the average of annual incentive compensation paid to the executive in the three years prior to the calendar year of the involuntary termination. Payments pursuant to an involuntary termination of employment are made in the form of a lump sum within 30 days following termination.

Voluntary Termination

A voluntary termination is deemed to occur if the executive officer or key employee elects to terminate his or her employment between the first anniversary date of a Change In Control and the date that is 18 months after the Change In Control. In the case of a voluntary termination, the executive officer or key employee would be eligible for the same compensation as if it were a involuntary termination, except that the amount of compensation would be payable in monthly installments equivalent to the period corresponding to the multiple used to calculate the severance benefit (e.g., 36 months in the case of an executive officer) rather than in a lump sum.

Estimated lump-sum severance payments and benefits payable to named executive officers in the event of a Change In Control based on involuntary termination are as follows:

Name	Severance Benefit ($)	Stock Options ($)	Dividend Equivalents ($)	Performance- Based Restricted Stock ($)	Benefits Continuation ($)	Excise Tax and Related Gross-Up ($)	Retirement Enhancement ($)	Total Severance Benefit ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
William L. Gipson	1,150,772	190,520	294,912	285,170	36,679	510,101	36,806	2,504,960
Gregory A. Knapp	509,376	27,504	42,624	41,503	19,531	241,327	63,378	945,243
Bradley P. Beecher	674,013	29,786	46,080	45,454	36,499	310,212	24,519	1,166,563
Ronald F. Gatz	490,925	25,566	39,552	37,603	20,781	223,019	41,673	879,119
Michael E. Palmer	515,125	29,058	44,928	45,454	37,723	236,447	37,354	946,089

The amounts in the above table assume that the Change In Control and the involuntary termination occurred on December 31, 2006, and the price of our common stock was the closing market price on December 31, 2006.

Executive officers or key employees are eligible for continuation (under similar cost sharing arrangements as immediately prior to a Change In Control) of benefits and service credit for benefits they would have received had they remained an employee of Empire (in the case of involuntary termination of an executive officer, a period of 36 months or, in the case of a voluntary termination, for the period during which the executive officer is entitled to receive the other severance benefits). Benefits include medical, life and accidental death and dismemberment insurance. Executive officers or key employees accumulate additional service credit as a result of a Change In Control equal to the period corresponding to the multiple used to calculate the severance benefit (e.g., 36 months in the case of an executive officer). Such executive officers or key employees are eligible to receive an enhanced retirement benefit equal to the difference between the retirement benefit they would receive (including Retirement Plan and SERP benefits) had they not received additional service credit and the retirement benefit they would receive when such additional service credit is included.

If any payments to qualifying individuals are subject to the excise tax on “excess parachute payments” under Section 4999 of the Internal Revenue Code, such qualifying individual(s) will receive an additional gross-up amount designed to place them in the same after-tax position as if the excise tax had not been imposed.

In order to receive severance benefit payments outlined above, an executive officer is not required to satisfy any additional condition or obligation, except that in the event of a voluntary termination, payments and benefits cease in the event the executive officer or key employee becomes otherwise employed.

The effect of a change in control or termination of employment on outstanding stock options, dividend equivalents and performance-based restricted stock is described above under “—Compensation Discussion and Analysis—Long-Term Incentives.” The benefits set forth in the table above with respect to stock options, dividend equivalents and performance-based restricted stock would be payable upon a change in control even if there were no termination of the executive’s employment.

Director Compensation

Our non-employee directors received the following aggregate amounts of compensation during the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
K.R Allen(3)	44,417	25,000	0	0	0	3,026	72,443
R.C. Hartley(4)	54,417	25,000	0	0	0	22,989	102,406
B.D. Helton(5)	38,917	25,000	0	0	0	4,356	68,273
D.R. Laney	44,917	25,000	0	0	0	5,729	75,646
J.S. Leon	41,917	25,000	0	0	0	8,340	75,257
M.W. McKinney	95,917	25,000	0	0	0	1,601	122,518
B.T. Mueller	45,917	25,000	0	0	0	6,256	77,173
M.M. Posner	54,917	25,000	0	0	0	17,359	97,276
A.T. Thoms(6)		25,000	0	0	40,917	12,000	77,917

(1)          Represents the annual award accrued to each director under the Stock Unit Plan for Directors.

(2)          Represents dividends paid on accrued phantom stock units earned under the Stock Unit Plan for Directors, interest paid on the deferred compensation of Mr. Thoms and interest on fees accumulated quarterly for Messrs. Allen, Hartley and Helton.

(3)          Mr. Allen has elected to receive 70% of his director compensation in Empire common stock under the 2006 Stock Incentive Plan. $31,092 of the amount listed in column (b) was paid in the form of common stock. He receives prime rate interest on his earned fees until the shares of common stock are issued quarterly. He earned $408 in interest in 2006 which is included in column (g).

(4)          Mr. Hartley has elected to receive 100% of his director compensation in Empire common stock under the 2006 Stock Incentive Plan. The entire amount of $54,417 listed in column (b) was paid in the form of common stock. He receives prime rate interest on his earned fees until the shares of common stock are issued quarterly. He earned $663 in interest in 2006 which is included in column (g).

(5)          Mr. Helton has elected to receive 100% of his director compensation in Empire common stock under the 2006 Stock Incentive Plan. The entire amount of $38,917 listed in column (b) was paid in the form of common stock. He receives prime rate interest on his earned fees until the shares of common stock are issued quarterly. He earned $493 in interest in 2006 which is included in column (g).

(6)          Mr. Thoms elected to defer his 2006 compensation until his retirement from the Board under the Deferred Compensation Plan for Directors. The amount in column (f) represents his deferred compensation for 2006. He earned $7,770 in interest on his 2006 and prior years deferred compensation during 2006 which is included in column (g).

An analysis of the fees and retainers earned by the non-employee directors in 2006 is provided in the following table:

Name	Annual Retainer ($)	Chairman and Committee Chair Fees ($)	Meeting and Committee Attendance Fees ($)	Annual Award of Stock Units ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)
K.R Allen	22,917	0	21,500	25,000	3,026	72,443
R.C. Hartley	22,917	5,000	26,500	25,000	22,989	102,406
B.D. Helton	22,917	0	16,000	25,000	4,356	68,273
D.R. Laney	22,917	5,000	17,000	25,000	5,729	75,646
J.S. Leon	22,917	5,000	14,000	25,000	8,340	75,257
M.W. McKinney	22,917	55,000	18,000	25,000	1,601	122,518
B.T. Mueller	22,917	0	23,000	25,000	6,256	77,173
M.M. Posner	22,917	7,500	24,500	25,000	17,359	97,276
A.T. Thoms	22,917	0	18,000	25,000	12,000	77,917

Narrative to Director Compensation Table

Each Director who is not an officer or full-time employee of Empire is paid a monthly retainer for his or her services as a Director at a rate of $22,500 per annum prior to November 1, 2006 and $25,000 per annum after November 1, 2006. In addition, a fee of $1,000 ($1,500 for the Audit Committee) is paid to each non-employee Director for each day the Directors meet and for each meeting of a Committee of the Board that the Director attends in person or by telephone. The Chairman of each Committee receives an annual retainer of $5,000 ($7,500 for the Chairman of the Audit Committee) and the Chairman of the Board receives an annual retainer of $50,000. One-twelfth of the annual retainer for the Committee Chairman and the Chairman of the Board is paid each month that the Director serves in that position. Our 2006 Stock Incentive Plan permits our Directors to receive shares of common stock in lieu of all or a portion of any cash payment for services rendered as a Director. In addition, a Director may defer all or part of any compensation payable for his or her services under the terms of our Deferred Compensation Plan for Directors. Amounts so deferred are credited to an account for the benefit of the Director and accrue an interest equivalent at a rate equal to the prime rate. A Director is entitled to receive all amounts deferred in a number of annual installments following retirement, as elected by him or her.

In addition to the cash retainer and fees for non-employee Directors, we maintain a Stock Unit Plan for non-employee Directors, which we refer to as the Stock Unit Plan, to provide Directors the opportunity to accumulate compensation in the form of common stock units. When implemented in 1998, the Stock

Unit Plan provided Directors the opportunity to convert cash retirement benefits earned under our prior cash retirement plan for Directors into common stock units. All eligible Directors who had benefits under the prior cash retirement plan converted their cash retirement benefits to common stock units. Each common stock unit earns dividends in the form of common stock units and can be redeemed for one share of common stock upon retirement or death of the Director or on a date elected in advance by the Director with respect to awards made on or after January 1, 2006. The number of units granted annually is calculated by dividing the annual contribution rate, which is either the annual retainer fee or such other amount as is established by the Compensation Committee of the Board of Directors, by the fair-market value of our common stock on January 1 of the year the units are granted. The annual contribution rate for 2006 was $25,000. Common stock unit dividends are computed based on the fair market value of our common stock on the dividend’s record date. During 2006, 3,119 units were converted to common stock by retired Directors, 11,018 units were granted for services provided in 2006 (based on an annual contribution rate of $25,000), and 4,523 units were granted pursuant to the provisions of the plan providing for the reinvestment of dividends on stock units in additional stock units.

In accordance with Empire’s Corporate Governance Guidelines, Empire encourages Directors to attend education programs relating to the responsibilities of directors of public companies. The expenses for the Directors to attend these courses are paid by Empire. Empire reimburses Directors for expenses incurred in connection with their position as a Director including the reimbursement of expenses for transportation. Empire maintains $250,000 of business travel accident insurance for non-employee Directors while traveling on Empire business.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (which is set forth above) with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

D. Randy Laney, Chairman
Bill D. Helton
Julio S. Leon
Mary M. Posner

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

Transactions with Related Persons

There were no reportable transactions with related persons during 2006.

Review, Approval or Ratification of Transactions with Related Persons

Our Nominating/Corporate Governance Committee has adopted a written Policy and Procedures with Respect to Related Person Transactions (the “Policy”). The Policy is available on our website at www.empiredistrict.com. The Policy provides that any proposed Related Person Transaction be submitted to the Nominating/Corporate Governance Committee for consideration. In determining whether or not to approve the transaction, the Policy provides that the Committee shall consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to: the benefits to us; the impact on a director’s independence, if applicable; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Policy provides that the Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Empire and its stockholders, as the Committee determines in good faith.

For purposes of the Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Empire (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any Related Person had, has or will have a direct or indirect material interest.

For purposes of the Policy, a “Related Person” means:

1.                any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become a director of Empire;

2.                any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; and

3.                any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

The policy specifically provides that transactions involving the rendering of services by us (in our capacity as a public utility) to a Related Person at rates or charges fixed in conformity with law or governmental authority shall not be considered Related Person Transactions.

B. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on Proxy Card)

Empire is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007. PwC was appointed by the Audit Committee of the Board of Directors on February 26, 2007 and has acted in this capacity since 1992.

Although ratification by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. In the event the stockholders fail to ratify the appointment, the Audit Committee will consider this factor when making any future determination regarding PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of Empire and its stockholders.

Passage of the proposal requires the affirmative vote of a majority of the votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2007.

2. OTHER MATTERS

Audit Committee Report

The Audit Committee reviews Empire’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the 2006 Annual Report on SEC Form 10-K/A with Empire’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on whether Empire maintained effective internal control over financial reporting and management’s assessment of such effectiveness.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including Statement of Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors, the auditor’s independence with respect to Empire and its management, including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1, received from the independent auditors. The Audit Committee has considered whether the services provided by the independent auditors in 2006, described in this proxy statement, are compatible with maintaining the auditor’s independence and has concluded that the auditor’s independence has not been impaired by its engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Empire’s Annual Report on SEC Form 10-K/A for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Mary M. Posner, Chairman
Kenneth R. Allen
Ross C. Hartley
B. Thomas Mueller

Fees Billed by Our Independent Auditors During Each of the Fiscal Years Ended December 31, 2006 and December 31, 2005

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting for the purpose of answering questions which any stockholder may wish to ask, and such representatives will have an opportunity to make a statement at the meeting.

Audit Fees

The aggregate fees billed by our independent auditors for professional services rendered in connection with the audit of our financial statements included in our Annual Report on Form 10-K/A, the audit of our internal control over financial reporting, the review of our interim financial statements included in our Quarterly Reports on Form 10-Q, as well as services provided in connection with certain equity and debt offerings of the Company, totaled $772,850 for the year ended December 31, 2006, as compared to $624,625 for the year ended December 31, 2005.

Audit-Related Fees

The aggregate fees billed by our independent auditors for audit-related services during each of the fiscal years ended December 31, 2006 and 2005 totaled $0 and $183,189, respectively. For 2005, audit-related fees consisted of due diligence assistance, and accounting consultations regarding our potential natural gas property acquisition and certain regulatory and other matters.

Tax Fees

The aggregate fees billed by our independent auditors for tax services during each of the years ended December 31, 2006 and 2005 totaled $0 and $23,247, respectively. Tax fees for 2005 consisted of tax consultation and tax compliance services.

All Other Fees

The aggregate fees billed by our independent auditors for other services during each of the years ended December 31, 2006 and 2005 totaled $1,500 per year related to our use of an Internet-based accounting research tool provided by PwC.

Audit Committee Pre-Approval Policies and Procedures

All auditing services and non-audit services provided to us by our independent auditors must be pre-approved by the Audit Committee (other than the de minimus exceptions provided by the Exchange Act). All of the Audit, Audit-Related, Tax Fees and All Other Fees shown above for 2006 and 2005 met this standard.

Communications with the Board of Directors

The Board of Directors provides a process for interested parties (including security holders) to send communications to the Board, including those communications intended for non-management Directors. These procedures may be found on our website at www.empiredistrict.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and executive officers to file reports of changes in ownership of our equity securities with the SEC and the NYSE. SEC regulations require that Directors and executive officers furnish to us copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all our executive officers and Directors complied with applicable Section 16(a) filing requirements except for Mr. Thoms who inadvertently filed one late Form 4 with respect to one transaction.

Other Business

At the date of this proxy statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of Empire and its stockholders.

3. STOCKHOLDER PROPOSALS

The 2008 Annual Meeting is tentatively scheduled to be held on April 24, 2008. Specific proposals of stockholders intended to be presented at that meeting (1) must comply with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and our Articles of Incorporation, and (2) if intended to be included in our proxy materials for the 2008 Annual Meeting, must be received at Empire’s principal office not later than November 17, 2007. If the date of the 2008 Annual Meeting is changed by more than 30 days from April 24, 2008, stockholders will be advised of such change and of the new date for submission of proposals.

4. HOUSEHOLDING

The SEC has adopted amendments to its rules regarding delivery of proxy statements and annual reports to stockholders sharing the same address. We may now satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings for us. In order to take advantage of this opportunity, we may have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, send your request in writing to us at the following address: Investor Relations Department, The Empire District Electric Company, 602 Joplin Street, Joplin, Missouri 64801.

If you are currently a stockholder sharing an address with another stockholder and wish to have your future proxy statements and annual reports householded (i.e., receive only one copy of each document for your household), please contact us at the above address.

5. ELECTRONIC PROXY VOTING

Registered stockholders can vote their shares via (1) a toll-free telephone call from the U.S.; (2) the Internet; or (3) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered stockholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

Dated:   March 16, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO EITHER VOTE THE ENCLOSED PROXY THROUGH THE INTERNET OR BY TELEPHONE OR SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. A STOCKHOLDER WHO PLANS TO ATTEND THE MEETING IN PERSON MAY WITHDRAW THE PROXY AND VOTE AT THE MEETING.

[Logo]

TWO ADDITIONAL WAYS TO VOTE

Vote by Internet

It’s fast, convenient, and your vote is immediately confirmed and registered.
Go to Web site:

http://www.eproxy.com/ede/

Follow these three easy steps:

•      Read the accompanying Proxy Statement and Proxy Card.

•      Go to Web site http://www.eproxy.com/ede/

•       Follow the simple instructions.

Vote by Telephone

It’s fast, convenient, and your vote is immediately confirmed and registered. Call toll-free on a touch-tone phone in the U.S. or Canada:

1-800-560-1965

Follow these three easy steps:

•      Read the accompanying Proxy Statement and Proxy Card.

•      Call the toll-free phone number above.

•      Follow the simple instructions.

VOTE 24 HOURS A DAY

DO NOT RETURN PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE

You are cordially invited to attend the 2007 Annual Meeting of Stockholders on Thursday, April 26, 2007, at 10:30 A.M. (Central Daylight Time), at the Holiday Inn, 3615 South Range Line, Joplin, Missouri.

It is important that these shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials. You may vote by telephone or Internet or you may sign, date and return this proxy card.

[GRAPHIC]

The Empire District Electric Company
602 Joplin Street
Joplin, MO 64801

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 26, 2007.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints W. L. Gipson, G. A. Knapp and J. S. Watson, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all shares of Common Stock of The Empire District Electric Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Holiday Inn, 3615 South Range Line, Joplin, Missouri, on April 26, 2007, at 10:30 A.M. (CDT), or any adjournment thereof.

This proxy also provides voting instructions for shares held by THE VANGUARD GROUP, TRUSTEE FOR THE EMPIRE DISTRICT ELECTRIC COMPANY 401(K) PLAN AND ESOP, and directs such Trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in the Plan. The Trustee will vote these shares as you direct. If no direction is given to the Trustee, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

This proxy/voting instruction card is solicited pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. For registered shares, this card should be voted, by Internet, telephone or mail, in time to reach the Company’s proxy tabulator, Wells Fargo Shareowner Services, by 11:59 P.M. (CDT) on Wednesday, April 25, 2007. For shares allocable to the 401(k) Plan and ESOP, this card should be voted by 11:59 P.M. (CDT) on Monday, April 23, 2007. Individual proxy voting and voting instructions will be kept confidential.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK * * * EASY * * * IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 P.M. (CDT) on April 25, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ede/ — QUICK * * * EASY * * * IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 P.M. (CDT) on April 25, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•                  Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to THE EMPIRE DISTRICT ELECTRIC COMPANY, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of	01	Ross C. Hartley	03	Allan T. Thoms		Vote FOR		Vote WITHHELD
	Class II directors:	02	Julio S. Leon				all nominees (except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Empire’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐ For	☐ Against	☐ Abstain

3.	Upon any other matter which may come before the meeting in their discretion.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box      Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.